                                                                    EXHIBIT 10.7

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.



July 26, 1993

                           EXCLUSIVE LICENSE AGREEMENT
               GOPAL M. NAIR AND BIONUMERIK PHARMACEUTICALS, INC.
                                       FOR
                            MDAM, MEDAM, AND ANALOGS


         WHEREAS, Gopal M. Nair, Ph.D. ("Nair") has invented, patented, and owns the exclusive proprietary rights to the compounds MEDAM, MDAM, and certain related anti-folate compounds, identified by United States Patent Office Numbers 4,996,207; 5,073,554, serial # 07/882,484; Japan 4-505932; Europe 91902932-2
(PCT/US/00220) (collectively, the "Compounds"); and

         WHEREAS, Nair desires to grant an exclusive, world-wide license to BioNumerik Pharmaceuticals, Inc. ("BNP") to formulate, market, manufacture and use the Compounds and all patent rights, technology and know-how related to the Compounds in all therapeutic areas of potential use in consideration of the receipt by Nair of options to purchase Common Stock of BNP and certain royalty payments in the manner provided herein. In addition, BNP wishes to provide certain specified funding for continued research and development of the Compounds by Nair and the conduct by BNP of pre-clinical experimentation and development of the Compounds with a view to the filing of applications to initiate human clinical trials thereof in the United States;

         NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties, Nair and BNP hereby agree as follows:


         1.       Grant of License

         Nair, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to BNP an exclusive world-wide license to formulate, market, manufacture and use the Compounds (and all products containing the Compounds) and all patent rights, technology, know how and other proprietary rights to the Compounds or any such products in all therapeutic areas of potential use. The foregoing license by Nair is made in consideration of (i) the issuance to Nair of options to purchase [**] shares of common stock, par value 0.01 per share ("Common Stock") of BNP upon the execution hereof and BNP's agreement to issue Stock Options to purchase an additional [**] shares of such Common Stock on each of the three anniversary dates hereof thereafter such that the total number of shares for which Nair shall be issued Stock Options to acquire is equal to 212,948 shares of Common Stock ([**]) and (ii) the retention of a royalty by Nair in the manner set forth below on all of BNP's world-wide commercial sales of the Compounds, or of any proprietary pharmaceutical products that contain any of the Compounds (the "Products") until the expiration of all U.S. and foreign patents on the Compounds. The amount of such royalty will be based on annual sales world-wide from such Product(s) expressed in U.S. dollars, in accordance with the following schedule:






[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         Annual Products Sales                 Royalty in Percent
         in U.S. Dollars                       of Annual Sales
         [**]                                  [**]
         [**]                                  [**]
         [**]                                  [**]

         Higher royalty percentages in the above schedule will only be paid on that portion of sales which exceeds the threshold amount. For Products which are covered by more than one patent, only a single royalty will apply with respect to annual sales of such Product. In countries or territories where Patent Rights (patent applications or patents) exist, the earned royalty shall be payable until expiration of such Patent Rights. In those countries or territories where there are no patent rights in existence regarding the technology the earned royalty shall be payable for ten (10) years after the first commercial sale or other disposal for profit. In the event BNP sub licenses the Compounds (or Products) to a third party, BNP shall pay Nair [**] of any initial or one-time assignment or licensing fee and up front payments actually received by BNP during the first year following the execution of this Agreement or [**] thereof during the second year thereafter or [**] thereof during the third year thereafter or [**] thereof during the fourth or subsequent years, as long as this agreement remains in effect. These benefits are in addition to the royalty payments to Nair according to the above schedule. The exercise price of the Stock Options granted to Nair pursuant to this Section I is [**] per share of Common Stock and all options shall vest upon their issuance and be exercisable for a period of [**] years after the date of their issuance.

         2.       Pre-clinical Experimentation.

         BNP will provide certain funding and resources with respect to the Compounds pursuant to that certain Consulting and Research Agreement (the "Research Agreement") between BNP and Nair attached hereto as Exhibit A. The goal of the work conducted under the Research Agreement will be to obtain sufficient data embodied in a Master Drug File to permit the filing of one or more Investigational New Drug ("IND") applications with the Food and Drug Administration to commence human clinical trials on one or more of the Compounds in the United States. BNP and Nair further agree that certain laboratory experiments will be conducted from time to time as BNP sees fit in Nair's laboratory under separate special contract with BNP or in BNP laboratories in accordance with FDA Good Laboratory Practices (GLP) standards when necessary. BNP and Nair also agree that in certain instances it may be necessary to contract with third parties, using BNP funds, for specialized experimentation from time to time as BNP sees fit, for the purpose of obtaining information relevant to filing an IND application with the FDA. During the course of any such pre-clinical experimentation in his laboratory, Nair is expected to continue independent research activities at his own expense and the generation of new intellectual property in the anti-folate area with the agreement that during the term of the Research Agreement or any other research contracts in effect between BNP and Nair, BNP will receive an exclusive first right to license any new intellectual property that is not already covered by this Agreement, the terms of which license will be negotiated in good faith by both parties at an appropriate time in the future.





[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



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


         3.       Clinical Trials and Marketing.

         Following the submission of one or more IND applications to the United States FDA with respect to any of the Compounds or their congeners, BNP will be responsible for endeavoring to establish a means to conduct human clinical trials in accordance with applicable FDA requirements under Good Clinical Practices (GCP) guidelines. Nair and BNP agree that BNP will be responsible for the determination of the starting dose of the drug in humans, based on pre clinical pharmacology studies, and further that BNP will be responsible for the writing of two or more Phase I protocols for human testing which will involve at least 25 patients and two different schedules of drug administration. Nair and BNP agree further that BNP will, if BNP sees fit, pursue relevant Phase II clinical trials in humans based on observations made from data accrual from the Phase I studies and additional pre clinical data in order to perform Phase II trials in certain of the human cancer areas in which the Compound appears to have the most efficacy. Funding for the Phase I, Phase II, or Phase III clinical trials may be provided by BNP, if BNP's financial condition permits and with explicit approval by the Board of Directors of BNP for each Phase of clinical testing. In the event approval by the Board of Directors does not occur, BNP will seek to enter into a cross-licensing agreement with another pharmaceutical company who is capable of completing clinical trials of the Compound. In the event of FDA approval of a New Drug Application (NDA) covering one or more of the Compounds, BNP, in accordance with the exclusive license granted in Section 1, will have the exclusive right to formulate, market, manufacture, and use any NDA approved pharmaceutical products relating to such Compounds on a world-wide basis. It is understood that the conduct of clinical trials and marketing activities may occur either independently by BNP or pursuant to a licensing agreement between BNP and a pharmaceutical industry partner.

         4.       Additional Consideration.

         In addition to the consideration provided to Nair pursuant to Section 1, upon the approval of an IND covering one or more of the Compounds, Nair will receive a one-time grant of Stock Options to purchase an additional [**] shares of Common Stock of BNP. The exercise price of such Stock Options shall be [**] per share of Common Stock and such options shall vest upon their issuance and be exercisable for a period of [**] years after the date of their issuance. BNP shall also hire Dr. Nair to provide consulting services to BNP pursuant to the Research Agreement, a copy of which is attached hereto as Exhibit A.

         5.       BNP Funded Contract Research in Nair's Laboratory.

         BNP and Nair have agreed to enter into the Research Agreement in order to provide for pre clinical development and discovery of the Compounds, with BNP funding the actual research costs plus not more than 25% overhead to Nair's laboratory pursuant to an agreed upon written plan for the purpose of completing necessary studies pertaining to the continued discovery, reduction to practice, patent filing and maintenance, for the development of these and other discovered Compounds.

         6.       Confidentiality.

         Nair and BNP agree to maintain the confidentiality of all research results and any new unpatented intellectual property relating to the Compounds or Products and to use any such research results and intellectual property in accordance with the terms of this Agreement.

         7.       Reporting of Research Results and Publication Rights.

                  a. To keep BNP informed on the progress of the funded contract research under the Research Agreement, Nair shall submit brief written progress reports to BNP on a quarterly basis. In addition, BNP scientists will be given reasonable access to Nair and his technical laboratory scientists on an informal basis to discuss the progress made in any given research project or program conducted pursuant to the Research Agreement.


[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  b. Nair and BNP scientists shall have rights to publish the results of the research conducted pursuant to the Research Agreement (the "Funded Research") equivalent to rights normally associated with academic research, subject, in all cases, to prepublication review and consent (which consent will not be unreasonably withheld) by BNP; and Nair and BNP agree further to delay in publication when necessary to permit patent applications to be filed where potentially patentable inventions are identified.

         8.       Patents and Inventions

                  a. The parties shall work together to identify additional discoveries and inventions ("New Inventions") that both (i) result from the research conducted under the Research Agreement and (ii) are in addition to the Compounds (and all Products, patent rights, technology, and know-how related thereto). The inventors of any New Invention shall be responsible for drafting, filing, and prosecuting all patent applications relating to New Inventions with the assistance from a patent attorney or patent agent as appropriate (US and foreign), where such New Inventions result from the Funded Research and inventorship resides either solely with Nair or employees of Nair or solely with BNP or employees of BNP. In the event New Inventions arise from the Funded Research where employees of BNP and employees of Nair are jointly named as inventors, the parties shall agree on which of the parties will handle the drafting, filing, and prosecution activities. In cases where Nair handles the patent drafting, filing, and prosecution activities, BNP shall be given an opportunity to review and provide input into the content of the first filed application and shall be kept informed as to the progress of the patenting activity (provided BNP exercises its option for an exclusive license as set forth in Section 10 below).

                  b. BNP shall receive exclusive assignment and be the owner of all patent applications, patents, and other intellectual property rights with respect to New Inventions where inventorship of a New Invention resides solely in BNP or employees of BNP. Patents, patent applications and other intellectual property rights relating to New Inventions which name, as joint inventors, one or more employees of BNP with one or more employees of Nair or Nair shall be jointly assigned to BNP and Nair with each party taking a one half undivided ownership interest in such patents, patent applications, and other intellectual property rights relating thereto. Neither party will use or license patents or other intellectual property rights which are jointly assigned to Nair and BNP without first entering into an agreement with the other party. The parties agree that all patents, patent applications and other intellectual property rights relating to New Inventions that are owned by Nair or jointly owned by Nair and BNP shall be subject to the exclusive option in Section 10 hereof.

         9.       Representation and Warranties.

         Nair hereby represents and warrants to BNP that (i) Nair is the exclusive owner of the Compounds and all patent rights, trade secrets and other proprietary rights relating to the Compounds as of the date of this Agreement,
(ii) that Nair has the right to license to BNP the Compounds and all patent rights, trade secrets and other proprietary rights relating thereto on a sole and exclusive basis and (iii) the use by BNP of the Compounds and the patent rights, trade secrets and other proprietary rights relating thereto will not violate the rights of any third parties. Nair further represents and warrants that, immediately prior to the execution of this Agreement, Nair had good and indefeasible title to the Compounds and the patent rights, technology, and know-how related thereto free and clear of all liens, mortgages, pledges, claims, charges, options, defects, requirements for consent to assignment or other encumbrance of any kind. Nair shall indemnify and hold BNP harmless from and against any costs, losses, damages, or other liabilities suffered or incurred by BNP with respect to or as a result of the breach of any of the foregoing representations and warranties of Nair contained herein. In addition, to the extent Nair does not indemnify BNP for any such costs, losses, damages, or other liabilities, BNP shall be entitled to offset such costs, losses, damages or other liabilities against any royalties or other amounts to be paid to Nair pursuant to this Agreement.

         10.      Exclusive Option

                  a. BNP is hereby granted a limited term, exclusive option to obtain an exclusive license for any New Inventions owned by Nair or owned jointly by BNP and Nair which result from the Funded Research under the Research Agreement. The exclusive license would include the right to sub license as well as the right to make, have made, use and sell the New Inventions and any products relating thereto and would extend world-wide, provided certain diligence requirements are met as described in (e) below. The exclusive option shall include the right to exclusively license both New Inventions owned solely by Nair as well as Nair's interest in any New Inventions resulting from joint inventions of BNP and Nair. Further, the technology covered by the exclusive option also includes all technology derived from all ongoing discovery research in Nair's Laboratory at the time of execution of this Agreement provided BNP's base funding commitment covers any continuation of the research project or program in question and the research project or program in question is not the subject of a pre-existing commitment to a third party (other than governmental commitments which results from government grants).

                  b. In the case where the New Invention in question involves patent rights (patent applications or patents) then all know how, trade secrets and proprietary data and information associated with the patent rights would be included with the patent rights under a single exercise of the exclusive option. Where the option is for New Inventions that do not involve patent rights, the option would be available only to the extent a trade secret or know how license providing commercial exclusivity to the holder of the option could be granted while preserving the scientist's right to publish the results of the research work.

                  c. The term of the exclusive option granted to BNP pursuant to this Section 10 shall extend from the time the first patent application describing and claiming the product or technology in question is filed (or any unpatentable New Invention is otherwise first identified as such in writing to BNP) until the end of Phase I Trials on the product or technology in question ["Phase I Trials" being defined as clinical trials based on an IND (or equivalent) filing involving at least 25 patients], provided BNP commits to fund and carry out the development work (toxicology, GMP manufacturing, etc.) reasonably necessary to progress the product or technology in question through Phase I Trials in accordance with a development plan which is acceptable to Nair (which acceptance shall not be unreasonably withheld). To the extent possible, the development work shall be carried out by Nair under contract with BNP and the costs for such development work shall not be part of, or offset against, BNP's obligations for Research Funding under the Research Agreement. In addition, as part of the development cost funding commitment, BNP shall pay all of Nair's documented and reasonable patent filing and prosecution costs for any patent application covering the new product or technology in question, as such costs are incurred by Nair. In the event BNP elects not to continue funding of the development work or patent costs on a particular product or technology subject to the exclusive option granted pursuant to this
         Section 10 of the Agreement, BNP's exclusive option for an exclusive license to such particular product or technology shall expire and Nair shall have the right to exploit those commercial rights owned by Nair to the specific product or technology, itself, or through one or more commercial partners. BNP, however, shall retain an exclusive option on all other products and technology subject to the exclusive option.

                  d. Upon exercise of the exclusive option BNP shall have the right to designate those foreign countries in which patent filings are desired and Nair shall effect such filings provided BNP gives Nair its foreign filing instructions at least 3 months before the end of the Convention Year and agrees to pay all patent prosecution costs (see below).

                  e.       Diligence

                           BNP shall use reasonable efforts to diligently
                  proceed with the development, manufacture and commercialization of products, processes, methods, and/or technologies exclusively licensed from Nair pursuant to exercise of the option and shall endeavor to market the same within a reasonable time after the execution date of the exclusive license in question in amounts sufficient to meet the market demand thereof. In this regard BNP shall commit to develop the licensed product or technology in accordance with a development plan which is submitted to BNP's Board of Directors for approval (which approval shall not be unreasonably withheld) and Nair and BNP shall reciprocally provide each other with annual written reports demonstrating good faith efforts to meet the requirements of the development plan as well as the above general diligence requirement beginning with the year in which the exclusive license is executed. In addition to the above general diligence requirement, BNP shall meet the following benchmarks to maintain the exclusive license granted by Nair:

         1) BNP and/or its sub licensees shall submit a request to initiate clinical trials necessary for government approval of a product, process, method or technology exclusively licensed from Nair within 4 years after the execution date of the license in at least one country in each of the Major Marketing Regions of the world (defined as North America, Europe and the Pacific Basin).

         2) BNP and/or its sub licensees shall submit a request for government approval (equivalent to a U.S. NDA or PLA) to initiate commercial sales of a product, process, method or technology exclusively licensed from Nair within 8 years after the execution date of the license in at least one country in any one of the Major Marketing Regions of the world.

         3) BNP and/or its sub licensees shall initiate commercial sales of any product, process, method, or technology for which government marketing approval is obtained pursuant to 1) or 2) above within [**] of obtaining such approval and, following such initiation of commercial sales will continuously attempt to commercially market such product, process, method, or technology during the remaining term of the license.

         Failure to meet the diligence benchmarks set forth in subparagraphs 2 and 3 will result in termination of the license on a world-wide basis with respect to each product for which such benchmarks have not been met, whereas failure to meet the diligence benchmarks set forth in subparagraph 1) above will result in termination of the license in those Major Marketing Regions of the world where the benchmark is not met.

         (i)      product liability

         BNP shall indemnify, defend and hold Nair harmless against any claim or liability resulting from BNP's use of the Compounds. Further, at the time of marketing any Compounds or Products, BNP shall carry product liability insurance consistent with industry standards and Nair shall have the right to be named as a co-insured under any such insurance policy.

         (ii)     payment of patent prosecution costs

         BNP shall reimburse Nair for any of its reasonable and documented costs in drafting, filing, and prosecution of new US patent application(s) not previously paid by Nair at the time the exclusive license is granted pursuant to exercise of the exclusive option and shall reimburse Nair for all additional foreign filing and prosecution costs and any additional US patent prosecution costs as such costs are incurred during the terms of the license. Patent maintenance fees shall be part of reimbursable patent prosecution costs. All cost reimbursements shall be fully creditable against future earned royalties, and BNP shall have the right to recover all such cost reimbursements out of (and to deduct all such cost reimbursements from) the amount of any royalties to be paid to Nair.

         (iii)    right of first refusal for product manufacture

         BNP shall have the right of first refusal to manufacture up to 100% of any product containing the Compounds exclusively licensed pursuant to Section 1 hereof, and any exclusive license granted pursuant to the exclusive option provided by this Section 10, provided that the price quoted for such manufactured product is reasonable and competitive in the marketplace.







[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

         (iv)     other provisions

         Any exclusive license agreement granted pursuant to exercise of the exclusive option provided by this Section 10 shall include other customary and standard provisions including Accounting and Reports of Royalty, Waiver, Infringement, Termination, Force Majeure, Assignability, Notices, Governing Laws (State of Texas) and the like.


         11.      Term and Terminations.

         Unless earlier terminated as herein provided, the license granted to BNP hereunder and the other rights and obligations of this Agreement shall extend until the later to occur of (a) the expiration of the last to expire patent issued on any Compound and (b) seventeen years after the date of this Agreement. BNP's obligation to fund research to be conducted by Nair under the Research Agreement, shall extend for a term of four (4) years after the date hereof provided that it may be extended for additional one year terms thereafter by the mutual agreement of the parties. This Agreement may be terminated by BNP at any time prior to the expiration of its term upon notice in writing to Nair not less than one year prior to the date of such proposed termination. In the event of termination of this Agreement by BNP prior to the expiration of its term, BNP shall have no further obligations to Nair hereunder, and unless the rights to such Compounds, and other proprietary rights related thereto have already been conveyed to BNP, in accordance herewith, the proprietary rights to the Compounds, and other proprietary rights licensed to BNP pursuant to Section 1 hereof, shall revert to Nair. Notwithstanding the foregoing, in the event the Compounds and related proprietary rights are conveyed to BNP in accordance with
Section 14 hereof, BNP shall continue to own such Compounds and related proprietary rights whether or not this Agreement is terminated.

         12.      GOVERNING LAW:

         THIS AGREEMENT IS ENTERED INTO AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         13.      BNP Business Information:

         Nair recognizes and agrees that the options to purchase Common Stock issued and to be issued to Nair in connection with this Agreement (and the Common Stock to be issued upon the exercise of such options) are restricted and have not been registered under the Securities Act of 1933 or any other state or federal securities laws and that the stock to be received by Nair upon exercise of such options must be held for an indefinite period of time unless the sale or transfer of such stock is registered under the applicable securities laws or transferred pursuant to an exemption therefrom. Nair recognizes and agrees that the success of BNP's business is speculative and depends upon a number of factors beyond the control of BNP. BNP makes no representation or warranty as to the potential success of its business. Nair acknowledges that he has entered into this Agreement after making an independent investigation of BNP's operations, and not upon any representations with respect to future sales or royalties or any other representation which is not expressly set forth herein. No warranties, express or implied are made by BNP in connection with this Agreement.

         14.      Conveyance of Compounds

         In the event that (i) this Agreement is still in effect on the fourth anniversary hereof and (ii) BNP has complied with all of its obligations under the Research Agreement, then Nair shall within 5 days of such anniversary, without receipt of any additional consideration from BNP, convey to BNP the entire and exclusive worldwide right, title and interest in and to the Compounds and also convey to BNP all patent rights, technology and know-how related to the Compounds in all therapeutic areas of potential use. The conveyance of the Compounds and other rights as provided above shall be subject only to the existing rights if any, of any United States governmental entity to use the compounds or related technology for the limited purposes to which such entity may be entitled. Nair agrees to take any and all actions in connection with such conveyance as may be necessary to more fully vest in BNP the exclusive rights to all such Compounds and technology. Following the conveyance of such

Compounds and technology, BNP shall indemnify Nair from and against any claims by any U.S. governmental entity with respect to BNP's use of such Compounds and technology. In addition, Nair shall indemnify BNP from and against any claims by any other party with respect to BNP's ownership of and right to use any such Compounds or technology.

         15.      Further Assurances.

         Nair hereby covenants and agrees with BNP, and its successors and assigns, that Nair and his executors and administrators, shall and will do all lawful acts and things, and make, execute and deliver any and all other instruments in writing, and any and all further applications, papers, affidavits, assignments, and other documents, in the United States and all foreign countries, which, in the opinion of counsel for BNP, may be required or necessary more effectively to secure to and vest in BNP, its successors and assigns, the rights granted hereunder.

         Each party to this Agreement has had the opportunity to review this Agreement with its legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this third of August, 1993.



                                             /s/ Madhavan G. Nair
                                             Gopal M. Nair, Ph.D.


                           BIONUMERIK PHARMACEUTICALS, INC.



                                             By: /s/ Frederick H. Hausheer
                                                 Frederick H. Hausheer, M.D.
                                                 Chief Executive Officer